Exhibit 99.2

PARTICIPANTS

Corporate Participants

William H. Pfund – Vice President, Investor Relations

Brian R. Gamache – Chairman and Chief Executive Officer

Scott D. Schweinfurth – Executive Vice President, Chief Financial Officer and Treasurer

Orrin J. Edidin – President of WMS Industries, and President & Chief Executive Officer of Williams Interactive LLC

Other Participants

Steven E. Kent – Analyst, Goldman Sachs & Co.

Kelly Knybel – Analyst, Deutsche Bank Securities, Inc.

Todd J. Eilers – Analyst, ROTH Capital Partners LLC

MANAGEMENT DISCUSSION SECTION

Operator: Thank you for standing by and welcome to the WMS Industries Fiscal 2013 First Quarter conference call. During the presentation, all participants will be in a listen-only mode. Afterwards, you’ll be invited to participate in the question-and-answer session. As a reminder, today’s conference call on November 1, 2012 is being recorded. I would now like to turn the call over to Bill Pfund, Vice President of Investor Relations for WMS Industries. Please go ahead.

William H. Pfund, Vice President, Investor Relations

Thank you, Operator. Before beginning our review today, we’d first like to extend our sincere wishes for a quick recovery to our stockholders, investors, associates and friends in New Jersey, New York and other areas impacted by Hurricane Sandy. I’d also like to remind everyone that our call today contains forward-looking statements concerning the outlook for WMS and future business conditions. These statements are based on currently available information and involve certain risks and uncertainties. Reported results may not be indicative of future performance; and the Company’s actual results may differ materially from those anticipated in the forward-looking statements, depending on the factors described under “Item 1. Business” and “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended June 30, 2012 and in our more recent press releases and reports filed with the SEC. The forward-looking statements made on this call and web cast, the archived version of the web cast, and in any transcripts of this call are made only as of this date, November 1, 2012.

On the call today are Brian Gamache, Chairman and CEO; Orrin Edidin, President; and Scott Schweinfurth, CFO. Now let me turn the call over to Brian.

Brian R. Gamache, Chairman and Chief Executive Officer

Thanks Bill and good afternoon everyone.

WMS’ fiscal first quarter financial results reflect continued operating improvements in our gaming machine product lines, as well as very encouraging revenue performance from our interactive products and services. In addition, we recently secured an additional VLT contract for new units, which provides further unit shipment visibility for our fiscal year.

For the September ’12 quarter, WMS generated total revenues of $159 million, modestly exceeding our expectations and representing our first year-over-year gain in total revenue in the last seven quarters. Among the highlights for the first quarter are:

Overall, the $4-million increase in total revenue led to a $4-million increase in gross profit, providing a very healthy gross profit flow-through. Gross margin on product sales reached a new fiscal first quarter record of 53% and the gross margin on gaming operations increased to nearly 79%, up from 77% in the June ‘12 quarter. Combined, we generated a 120-basis-point year-over-year improvement in total gross margin to 64.5%, just short of our record level established three years ago.

In gaming operations, our average installed footprint grew on a quarterly sequential basis, rising 253 units over the June ’12 quarter. Our installed base at quarter-end increased for the third consecutive quarter, this time by 71 units on a quarterly sequential basis, which led to a year-over-year increase of 40 units – representing the first year-over-year increase in our installed base in the last eight quarters.

Next, WMS was selected by the Canadian province of Manitoba to provide VLTs as they replace their existing footprint. Including Alberta, we expect to ship at least 1,000 additional VLTs to Canada during the remainder of our fiscal year, with more new units planned for fiscal ’14. In addition, the VLT market in Illinois opened and we shipped our first 193 new units in the September quarter; and with the gaming control board continuing to approve additional tavern locations, we expect to continue to ship more units in fiscal ’13 and into fiscal ’14.

At the operating expense level, the year-over-year increase in R&D expense primarily reflects the costs and investments we are making to build our comprehensive suite of interactive products and services. Importantly, we are building the foundation for these revenue streams without distracting the organization from the ongoing improvement initiatives for our casino slot content and gaming platforms. Orrin will provide more insight on the revenue generation of our interactive products and services to enable a better understanding of our strategies and opportunities.

And last, but not least, our cash flow from operating activities grew by 60%, or $8 million to $21 million; and our adjusted EBITDA grew by $10 million, or 24% over last year, to $53 million, as our EBITDA margin improved to 33% of total revenue.

Before turning the call over to Scott, I would like to address one additional topic. I have been to a dozen G2E® shows; and in all that time, I’ve not observed WMS to ever have had a more positive customer response to our products than we had this year.

The combination of more new games with more new math models, on two operating platforms and five cabinets – all of which will be available before the end of our current fiscal year – will provide casino operators with more cutting-edge, differentiated and innovative games than ever before…in both participation and for-sale products. While the competitive landscape is not to be underestimated, I believe the breadth and depth of our products far exceeded our customers’ expectations; and I believe this, because this is what our customers are telling me and our sales representatives.

The strength and differentiation of our products and the enthusiasm our customers displayed reminds me of 2006 when we introduced a significant number of new game play technologies that have now become staples on the slot floor, such as sound chairs, Transmissive Reels® technology and Community Gaming® style games, or of 2008, when we launched the Bluebird®2 cabinet with its – at that time – next-generation CPU-NXT®2 operating system. At G2E this year, we did all of those: we showcased the new, next-generation CPU-NXT3 operating system supported by 22 new games; the revolutionary new Gamefield xD™ cabinet dedicated for participation games; and the sleek and inspiring design of the new Blade™ cabinet for our product sales. Incidentally, I would remind you that the CPU-NXT3 operating system is already approved, that we have already submitted the Gamefield xD cabinet and it is approved in some jurisdictions already, and that we expect to submit our exciting new Blade™ cabinet later this month. We anticipate shipping the first units of both of these new, unique cabinets which utilize the CPU-NXT3 platform in the March quarter.

In addition, our new My Poker® product, which we expect will expand our footprint to a portion of the casino floor that we have not previously serviced, will launch this quarter at Station Casinos in Las Vegas and in the March quarter at Caesars Entertainment properties in 7 regional markets. Also, over 80% of the new games demonstrated at G2E, or more than 85 new titles, were on our new CPU-NXT2 platform demonstrating our ongoing commitment to our customers for the more than 75,000 Bluebird2, Bluebird xD and Bluebird2e cabinets that are out on casino floors today.

With our core product execution back on track, as demonstrated in the growing installed participation base and our improved ship share over the last couple of quarters, and the benefits to come from our newest games, platforms and cabinets, I am excited for our future and grateful for the work and commitment of the entire WMS team.

Scott.

Scott D. Schweinfurth, Executive Vice President, Chief Financial Officer and Treasurer

Thanks Brian and good afternoon everyone.

In the September ’12 quarter, we generated a 1% increase in product sales revenue, reflecting the sale of 3,791 new gaming machines and 1,660 used units. Notably, we shipped 693 new VLTs to Canada and the opening of the new Illinois VLT market. We continue to expect our ship share to new casinos openings and the Illinois VLT market to average in the high teens. International units represented about 35% of our total global unit shipments, the same as the prior year.

Average selling price declined $541 per unit year over year, but was up slightly on a quarterly sequential basis, and largely reflected a product mix that included more lower-priced VLTs as well as the competitive marketplace. As previously discussed, we expect the average selling price during fiscal ’13 to be more variable than in the past and likely lower year over year, due to the higher mix of lower-priced VLT units, particularly if Illinois VLTs become a greater portion of the unit mix.

Other product sales revenues increased on a year-over-year basis by 23%, reflecting higher revenues from used gaming machines as we begin to sell used Bluebird2 gaming machines that command a higher price and a one-time sale of a VLT software game set, partially offset by strong, but lower sales of game conversion kits than the record level established in the prior-year quarter. The improvement in our gaming content during the past year has resulted in higher-than-normal conversion kit sales over the last five quarters, and we expect this will continue at least through the launch of the Blade cabinet.

In our participation business, for the first time in 9 quarters, we achieved both a year-over-year and quarterly sequential increase in total revenues, primarily due to the growth in revenues of our interactive products and services. During the quarter, we continued to aggressively refresh our participation footprint with recent new products, such as Aladdin & the Magic Quest® and Monster Jackpots™ games, which continued to receive additional jurisdictional approvals, and the roll-out of new games such as THE GAME OF LIFE™, THE WIZARD OF OZ™ The Wicked Witch of the West™ and Super MONOPOLY™ Money games, which received their initial jurisdictional approvals in the September quarter. With a total of 17 new participation games expected to launch over the balance of fiscal ’13, including CHEERS™, a new GODFATHER™ theme and the KISS™

game in the current quarter; and SPIDERMAN™ and WILLY WONKA & THE CHOCOLATE FACTORY™ later in the year, coupled with the launch of the Gamefield xD cabinet with new MONOPOLY and THE WIZARD OF OZ games, and additional new games in both the March and June quarters, we expect our installed footprint will continue to grow throughout fiscal ’13 to drive further revenue growth. In addition, given the depth and breadth of our participation game pipeline, we also expect to see our average daily revenue improve in the second half of our current fiscal year. At the end of September 2012, about 70% of our installed base of gaming machines has been upgraded to new hardware and operating system platforms, with just under 35% of the installed base having the latest games that were launched in the last three quarters.

Turning to margins, building solidly on the progress that began last year, our product sales gross margin improved to 53.1%, a fiscal first quarter record. In gaming operations, favorable WAP jackpot experience in the quarter and the contribution of high-margin revenues associated with interactive products and services resulted in a $7.3 million increase in gaming operations gross profit on a quarterly sequential basis along with a gross margin improvement to 78.6% from 77.4%. Gaming operations gross profit increased $1.7 million year over year, the first year-over-year increase in gaming operations gross profit in 9 quarters. On a gain of $3.5 million in total revenue, these improvements led to total gross profit increasing year over year by $4.1 million, a 4% increase.

Our R&D expenses increased by about $3.2 million on both a quarterly sequential and year-over-year basis, largely reflecting a ramp up in people and costs for our interactive products and services, including the impact of the acquisitions we completed in late fiscal ’12, but also including the ongoing development and commercialization of a greater number of new participation and for-sale games and cabinets. As previously noted, we intend to continue to increase our global staff of engineers, artists and game developers, leading to higher R&D expenses on a quarterly sequential basis. For the year in total, we expect our R&D expenses to average 15-to-16% of total revenues, higher on a relative basis in the first half of the year and lower on a relative basis in the back half as we expect revenues to accelerate.

While marketing and administrative costs for interactive products and services grew from the June quarter and on a year-over-year basis, again including the impact of the acquisitions of Jadestone and Phantom EFX, as well as additional staffing, selling and admin expenses declined year over year largely reflecting the impact in the prior year of $4.3 million of incremental bad debt expense for Mexican customers.

As anticipated, depreciation and amortization expense was higher, primarily due to the greater depreciation associated with the continued transition and upgrade of our installed participation base, along with the growth in our installed footprint and the completion of a major facility, plus amortization of finite-lived intangible assets from our two acquisitions in the June ’12 quarter.

Overall, we expect to increase R&D and Selling & Admin costs in fiscal ’13 in a very measured way, which will primarily be attributable to our planned ramp in building our iGaming initiatives. However, this is where we believe there has been a possible disconnect with some analysts and investors. Let me review some data points we think will help you in your understanding. In fiscal ’13, the total incremental increase in planned R&D, depreciation and amortization and Selling & Admin expenses for our interactive products and services is anticipated to be in a range of $30-to-$35 million. We expect the non-marketing expense amounts to ramp slightly every quarter throughout the year, largely reflecting additional headcount to support additional revenue growth. We expect marketing costs in the December quarter to increase more significantly on a quarterly sequential basis, as we move past the launch phase of Jackpot Party Social Casino, and expect that marketing costs will then level-out thereafter at levels more akin to industry standards in a range of 30%-to-40% of Jackpot Party Social Casino revenues.

Turning to quarterly cash flow, higher net income, depreciation and amortization, and share-based compensation costs, partially offset by lower non-cash charges as the prior year included the $4.3 million of non-cash bad debt expense related to the Mexican customers, contributed to a $7.9 million or 60% year-over-year increase in cash flow generated by operating activities. Net cash for investing activities increased $6 million year over year, but with the majority of our installed participation base now upgraded and our major P,P&E projects also largely complete, we continue to expect aggregate capital spend on gaming operations equipment and P,P&E to decline in fiscal ’13 by 20%.

We repurchased $5 million of our common stock in the September quarter, or approximately 317,300 shares, and have approximately $143 million remaining in our current repurchase authorization.

As reiterated in our press release today, we continue to expect total revenues to grow on an annual basis, with accelerating growth in the second half of the year, principally due to the timing of new cabinet and game introductions and the year-over-year increase in revenues from participation and interactive products and services. Revenues are expected to grow modestly from the September ’12 quarter to the December ’12 quarter and to slightly exceed those reported in the December ’11 quarter. However, lower-margin VLTs are expected to exceed 25% of new units sold this quarter resulting in product sales margin declining to a range of 48%-to-49%; and operating income is expected to be slightly lower than the September 2012 quarter, reflecting an incremental cost to support interactive products and services. On an annual basis, benefits from our higher revenues this year will be offset by planned higher spending to support new product flow and the building of a foundation for interactive products and services.

Now, let me turn the call over to Orrin.

Orrin J. Edidin, President of WMS Industries, and President & Chief Executive Officer of Williams Interactive LLC

Thanks Scott and good afternoon everyone.

On past calls and in a number of public disclosures we’ve outlined our iGaming initiatives, and today I want to go a little deeper and share with you additional details and metrics that will allow you to better understand our interactive products and services, and track our progress going forward. We are committed to being as transparent as we can about our iGaming initiatives, without impairing our competitive position. Our goal is to help make iGaming easily understandable and to assist you in seeing its potential. I would like to start by briefly reviewing our key iGaming products and services, and how we categorize them into three distinct product lines for generating revenues.

First: our Online Gaming Operations opportunities. These products include our UK-based real-money platform, Jackpotparty.com – which is our original initiative, along with our B2B online real-money casino managed services. In the U.S., this includes distributing the 888 online B2B poker platform to U.S.-based gaming operators, both on a play-for-fun basis, and where and when legalized, on a real-money gaming basis.

Our Jackpotparty.com site was fully launched in early calendar 2011 and we earn revenue just like a casino, i.e. from the net win generated by player wagers. Our first rollout of a fully-managed, B2B real-money online casino site will be in collaboration with Groupe Partouche in Belgium, utilizing our JackpotParty.com platform and operating infrastructure. Partouche is Belgium’s largest casino operator and one of the largest casino operators in Europe. We anticipate beginning with a soft launch later this quarter, with full go-live in January ’13. Our B2B managed services provides casino operators with a full suite of products — games and platform — and both front-end and back-office services such as marketing, operations, IT and payment services. We’ll earn a negotiated revenue share from Group Partouche and the other B2B managed services contracts we expect to enter into.

Our second iGaming product line is royalty-based content licensing via Remote Game Server Integration through our Jadestone subsidiary. Jadestone is one of the leading providers of multi-player skill and casino games on a B2B basis across online gaming markets with a marquee list of online gaming customers. Following our acquisition, we began to repurpose our existing library of WMS games, port them onto Jadestone’s platform and negotiate agreements with Jadestone’s existing customers to provide the WMS games on their online gaming sites. We recently announced deals with two customers – Betsson and Unibet – that have in aggregate more than 12 million registered players. This is essentially a content licensing revenue model where we earn a revenue share every time an online player uses a WMS or Jadestone game on one of our customers’ sites, enabling us to broadly distribute our content and games through leading online operators in Europe. We expect to go live with the initial WMS games early in calendar ’13. A key milestone will be for us to reach agreements with additional online gaming operators with whom interest has been very high.

The third opportunity is our expansive array of products and services for the broad, play-for-fun gaming category and our social/casual initiatives. We recently introduced a first-of-its-kind, casino-branded Play4Fun™ Network platform, which is a white-labeled B2B suite of interactive products and services based on our Player’s Life® Web Services platform. This platform enables our bricks and mortar customers to build an online player community branded with their own casino name with connectivity to in-casino gaming experiences. Early last month, the Play4Fun Network went live with our first installation for the Meskwaki Bingo Casino in Iowa, with additional installations on our radar. We are paid an initial integration fee by our casino operator partners at launch, and then we also receive recurring monthly management fees. Importantly, and reflecting our customer commitment, the casino’s players on the Play4Fun Network platform are engaging on the casino’s branded website versus being redirected to a social casino site; this is a major differentiation in approach compared to some of our peers. Looking to the future, when real-money online gaming becomes legal in a jurisdiction where we operate the Play4Fun Network platform, we will be able to easily convert these sites to real money gaming, which we believe is another differentiator.

Another component of our casual gaming initiative is a more traditional retail product line of games and apps. This space has several different applications, including “bricks and mortar” store CD sales, direct downloads from Internet distributors or on mobile platforms such as iPad®, iPhone® and Android®. Through Phantom EFX, we currently have nearly 40 games available for mobile apps, and 10 of those games are presently among the top 16 paid casino and card game apps on the Android platform.

And then there are our social gaming pursuits, which began with the Lucky Cruise™ Social Casino on Facebook® and now also include the Jackpot Party® Social Casino that we launched on Facebook at the beginning of July. The Jackpot Party Social Casino quickly became – within its first 90 days – one of the five largest and most popular social casinos on Facebook, as measured in popularity by the number of daily active users and, importantly, in terms of monetization, i.e. the amount spent by players who pay real money (otherwise known as the average revenue per playing player). As with other Facebook games, players can play our games for free, but if they run out of coins and want to continue playing or want to achieve an enhanced game play experience sooner, such as unlocking additional slot games, then they can purchase additional coins with real money. Net of Facebook’s 30% processing fee, we receive 70% of players’ payments, which we record as revenue. While the industry often focuses on Monthly and Daily Active Users, engagement rate and gross monetization rates, the metrics that generate revenue are pretty simple: How many people are paying money each day and how much are those people paying per day. In a relatively short period of time, we have grown two communities to 2 million monthly active users and more than 500,000 daily active users, yielding a very nice engagement rate of about 25%. Although we launched Jackpot Party Social Casino only in July, for the quarter, we averaged just over $55,000 in net daily revenue to WMS…at a monetization level that is better than most of our competitors in this space. For WMS, net of the Facebook fees, the daily revenue is equivalent to an increase of about 850 participation gaming machines to our land-based gaming operations at favorable margins. And today, our daily revenue is tracking more than 50% higher than the first quarter average daily rate.

Mobile platforms are a critical enabler for both our wagering and non-wagering product lines. An important milestone to watch for will be our launch of Jackpot Party Social Casino and WMS slot games across the various mobile distribution platforms. Our initiative focused on this effort is already underway and we’re looking forward to further news in the near term.

In aggregate, we currently expect to generate $35-to-$40 million in interactive revenues in FY ’13 at attractive gross margins; and, as you can see, in the September quarter we generated $9.5 million of revenue. While we only have a single quarterly data point at this time, we do expect our interactive product and services revenues and profitability to grow in future years as we benefit from additional social players, the launch of WMS content through the Jadestone platform and the eventual recognition of revenues from our B2B businesses. We are excited by the early success and revenue contribution from our social gaming initiative; and we expect a significant, longer-term ramp in revenue contribution from our remote game server integration and gaming operations services. The upside option for interactive products and services is the legalization of online gaming in the U.S. on either a federal or state-by-state basis, which is not presently included in any revenue guidance.

I want to specifically point out how our approach has resulted in WMS having the broadest product and service set based on organic initiatives and prudent investments. In building this foundation, we have used a very measured approach to capital allocation to enter these markets and in the planned ramp of costs to build our iGaming initiatives. We followed a model that fuses largely organic development with supplemental tuck-in acquisitions and alliances that bring us unique technologies and talented, experienced people. This hybrid model has served us well in the past and allows us to enter new business opportunities in a measured and prudent manner. If you consider the approximate $34 million all-in cost to acquire Jadestone and Phantom, add in the $18 million in costs to originally license the IP and create the technology foundation for our Jackpotparty.com online platform several years ago, and then add in the expenses incurred over the past few years and the expected $30-to-$35 million in incremental expenses that Scott mentioned for fiscal ’13, you’d see that the total “investment” for WMS to enter these three new revenue streams was much less than $100 million spread over multiple years.

And very importantly, we believe our approach to building a “Best-of-Breed” comprehensive iGaming portfolio enables us to meet the varying needs of our customers. By remaining flexible to fulfill their needs, we have approached the market in a manner that allows them to benefit. And, let me be clear, we believe the foundation we are building today in interactive products and services will be an important contributor to the WMS revenue stream and profitability story over the next several years.

With that let me turn the call back to Brian.

Brian R. Gamache, Chairman and Chief Executive Officer

Thanks Orrin.

At WMS, our priorities for fiscal ’13 are clearly defined and understood throughout the organization:

First: Continue our intense focus on developing innovative, player-appealing games and cabinets to grow our installed participation product base and improve our daily average revenue. In addition to the great new games we demonstrated at G2E such as WILLY WONKA & THE CHOCOLATE FACTORY, CHEERS, SPIDER-MAN, KISS and three new games for the Gamefield xD platform, we already have a pipeline of unique, novel new products that will continue to drive our business in fiscal ’14 and beyond.

Second: Continue to develop differentiated for-sale products and cabinets to garner increased ship share. We already began to see progress, as our ship share in the first half of calendar ’12 improved 400 basis points sequentially to 22% ship share among the top five companies. Our focus on serving customers by creating player-appealing games has not wavered. We expect this focus to be demonstrated in additional ship share increases in the coming quarters and years, as we launch our new Blade cabinet which takes full advantage of our next-generation CPU-NXT3 operating system, our first new operating system since the CPU-NXT2 introduction in 2007. The Blade cabinet with its next-generation operating system is our first new, wholly designed upright cabinet to be deployed in nearly five years, a period in which our largest competitors have each introduced numerous new cabinets. With the launch of the Blade cabinet, we’ll have five distinct cabinets supported by two operating system platforms. That provides casino operators with a lot of differentiated content and, just as importantly, the knowledge that we are committed to support this content across multiple platforms.

Third: Invest, develop and support the expansion of our interactive products and services by leveraging our library of great gaming content into these new distribution channels as Orrin just has reviewed. While we expect our focus during fiscal ’13 will be on organic development, should opportunities present themselves we will remain open to selective alliances, licensing opportunities and tuck-in acquisitions that will reinforce our “Best-of-Breed” approach.

And Fourth: Continue to focus on margin enhancements through sourcing initiatives, value-added continuous improvement efforts and greater productivity throughout our global organization.

We’ve undertaken each of these initiatives with the goal of enhancing shareholder value and returns on capital. And, we believe our capital deployment policies – including the modest investments we have made and continue to make to build a unique and potentially industry-leading foundation of interactive products and services – are tangible examples of this focus. Based on the progress being achieved with our initiatives, we believe WMS is regaining operating leverage that will enable us to generate strong and improving flow-through on incremental revenues. Our ultimate goal is to build a “World-Class Content” organization that creates long-term, sustainable shareholder value in this gaming industry of converging distribution mediums by offering a premier value-proposition across each and every platform, market and distribution channel in which we compete.

We will now be happy to take your questions. Operator.

QUESTION AND ANSWER SECTION

Operator: Thank you [Operator Instructions] Our first question comes from the line of Steven Kent with Goldman Sachs. Please proceed with your question.

<Q – Steve Kent – Goldman Sachs & Co.>: Hi. Good afternoon. Just a couple questions. First, regional casino budgets for 2013, can you give us a sense for how that’s looking for the next year? And my concern is is that their purchases will be even lighter than this year. And then, Brian, you said that your product line was the best at G2E since you’ve been going. What other products did you see out there that were more competitive with you? And I guess my concern is on the video front where we saw a lot of very competitive products, and I just wanted to see if you could put that in perspective?

<A – Brian Gamache – WMS Industries, Inc.>: Sure. I think the regional operating budgets, Steve, are pretty much flat year-over-year. There might be some little bit of an uptick, maybe I would say 3% to 5%, at least my basis from the conversations we’ve had at G2E and subsequent to that with our sales folks. But I think over the next 12 months it’s going to be continued tough sledding, and that’s why I think the guidance that we’ve given today is somewhat consistent with what we saw coming in August.

The first half of our year is about what we thought it would be. And I think the second half because of the product launches that we’re going to be undertaking will make it a little bit easier for us. So we have probably the best visibility because of the VLTs, for the new cabinets and the backlog on the Blade cabinet that we’ve had in quite some time, so I’m very optimistic about the second half of the year.

To go back to the competition at G2E. I think it’s very robust, particularly from some of the smaller players that we haven’t seen in quite some time. I think that this is – as well our content’s gotten better, but I think other people’s content has gotten better as well. But I do think the differentiation that people have seen in our Gamefield cabinet and some of the unique game features that we see coming out of our Blade CPU-NXT3 platform give me great anticipation that we’re going to see what happened in 2003 when we launched Bluebird ®1, in 2008 when we launched Bluebird2; it breathes a whole new life into the replacement cycle for WMS because we have 120,000 Bluebird 1s and 2s out there that need to be replaced. So I think that we’ve given people a reason to go replace our units, and hopefully in the process we’ll gain some share as a result.

<Q – Steve Kent – Goldman Sachs & Co.>: Okay. Thanks.

Operator: Our next question comes from the line of Kelly Knybel with Deutsche Bank. Please proceed with your question.

<Q – Kelly Knybel – Deutsche Bank Securities, Inc.>: Hi, guys. Thanks for taking my call. Can you hear me?

<A – Brian Gamache – WMS Industries, Inc.>: Yes.

<Q – Kelly Knybel – Deutsche Bank Securities, Inc.>: Good. Yeah. You had a little over $9 million in the interactive revenue in the quarter, and you guys kind of targeted another $30 million to $40 million for the year. Is there any reason to think that that would be kind of smooth throughout the year? Is there any kind of lumpiness that we would expect in that?

<A – Brian Gamache – WMS Industries, Inc.>: We’ve had one quarter’s viewpoint, so we really are being very conservative because this is a new business for us and we’re trying to understand where the future is. But I do think it’s – the reason we’re investing here in this is so heavily in this business is we believe that leveraging our content on various platforms is a necessity for us to gain momentum and additional revenue streams.

Orrin, you want to comment any further?

<A – Orrin Edidin – WMS Industries, Inc.>: Well, I would agree with what Brian said. We’re in ramp-up mode. We’re looking for the best way to leverage the content across the three opportunities that we mentioned, and they’re not all going to ramp up at the same rate and pace. We’re really in investment mode for our managed services business as those markets begin to open up. Social is moving perhaps quicker than we anticipated, given the nature of that media. So it will run at different rates, but generally speaking, we are in ramp-up mode.

<Q – Kelly Knybel – Deutsche Bank Securities, Inc.>: Okay. Great.

<A – Scott Schweinfurth – WMS Industries, Inc.>: And so to clarify what I said on the $35 million to $40 million, that’s total revenues for fiscal 2013, so it would include the $9.5 from Q1.

<Q – Kelly Knybel – Deutsche Bank Securities, Inc.>: Gotcha. Good. Yeah. And then just in regards to the installed base, maybe you guys could kind of give some color around what you guys have been seeing since you’ve been out there with the installed base and then just with the launch plans for the remaining part of the year kind of how you guys are thinking about the rollout of the new products throughout the rest of the year?

<A – Brian Gamache – WMS Industries, Inc.>: Well, I think that we’ve always thought that our – the first half of the year we’d see incremental growth, which we’re seeing. And the second half of the year would be, I think, more robust. We’ve got several very unique themes coming out in the second half of the year, new platforms, and we believe these new launches are going to be accretive to our existing footprint.

It’s, again, we’ve been aggressively trying to replace the footprint from a physical machine standpoint and also to keep the product fresh. We’ve touched I think two-thirds of our products in the last few months in one way shape or form, and we’re continuing to pay a lot of attention. The one challenge we have right now and the headwind is the coin-in on the regional basis is not as aggressive as we’d like to see it in the casinos.

And I think hopefully after the election gets over with we’ll see some improved consumer sentiment out there, and hopefully people feel better about getting back to their normal entertainment opportunities. So I think that we’re probably in the best position we’ve been in the gaming ops business going into the second half of our year, and I think we’re locked and loaded here.

<Q – Kelly Knybel – Deutsche Bank Securities, Inc.>: Great. Great. And then, Scott, just one last question for you. I think you said that you anticipate yield growth in maybe the fiscal third and fiscal fourth quarter. Is that right? Did I hear that correctly?

<A – Scott Schweinfurth – WMS Industries, Inc.>: Yeah. So over what we’re achieving in the first and second quarter of this year.

<A – Brian Gamache – WMS Industries, Inc.>: And a lot of that has to do with the mix of business. We’re going to be putting more WAP product out there and that, as you know, drives a higher yield.

<Q – Kelly Knybel – Deutsche Bank Securities, Inc.>: Yeah. Okay. Great. Thanks a lot, guys. I appreciate it.

Operator: [Operator Instructions] Our next question comes from the line of Todd Eilers with ROTH Capital Partners. Please proceed with your question.

<Q – Todd Eilers – ROTH Capital Partners LLC>: Hi, guys. Thanks for taking my question. Wanted to ask, I’m not sure if you guys gave it or not, but in terms of new shipments for U.S. and Canada, can you tell us how much of that was new versus replacement? And then also had a question on the other product sales. I believe you guys mentioned a one-time Illinois game set sale. Can you maybe elaborate on that a little bit at just kind of what was that and should we expect more of that to continue going forward?

<A – Brian Gamache – WMS Industries, Inc.>: So I’ll answer the second question first while Scott’s researching the first one, Todd. That was not to Illinois. It was another VLT jurisdiction that we had a game software set that was delivered during the quarter we’ve been working on for quite some time. We have those from time to time. We have another one coming up later this year, I believe, that’s not been disclosed. So that’s part of the VLT business is you have a software model and a hardware model, so it’s – you could look at it as a one-time event, but there is another one coming.

<Q – Todd Eilers – ROTH Capital Partners LLC>: Okay. I’m sorry, I thought that was Illinois. Okay. Thank you.

<A – Scott Schweinfurth – WMS Industries, Inc.>: And then, Todd, new unit shipments were 727 for the quarter.

<Q – Todd Eilers – ROTH Capital Partners LLC>: Okay. That’s helpful. And then just a second question unrelated product sales, but on the interactive business. The guidance for revenue, I guess, for fiscal 2013, $35 million and $40 million. Did you guys also give an expected operating cost as well? I thought you provided some – a range, but I might be mistaken?

<A – Brian Gamache – WMS Industries, Inc.>: No, we’ve not given the operating break out. Today’s OpEx were to give you a feeling as to where we see the business today and where we see it going. It’s going to be significant part of our revenue and profit stream going forward. It’s not making money today, and that’s baked into the guidance that we gave back in August. And it will take a period of time before this business matures and ramps up, but we know that it’s going to be the future of this industry. The industry is in transition, and we believe because the investments we’re making we’re going to be at the front of that transition.

<Q – Todd Eilers – ROTH Capital Partners LLC>: Okay. And then just one last question on interactive. You mentioned three buckets in that business. Can you maybe give us a sense for how much of that revenue is recurring at this point and maybe how much you expect to be recurring, I guess, longer term going forward?

<A – Orrin Edidin – WMS Industries, Inc.>: Well, I think – the closest to recurring that I would analogize is on the game server integration basis because that’s a content license. Once the games are posted, it’s very similar to a gaming operations business where we earn a share of the play on the game.

So I would probably characterize that as closest to recurring. The other ones obviously are B2C and B2B are based on actual play as if you are operating a casino, whether directly to customers or on behalf of the land-based operator. So we’re going to be subject to the vagaries of actual player levels day-to-day, week-to-week, quarter-to-quarter. So I would probably say game server integration is the closest to an analogy that I can make to gaming operations recurring revenue business.

<Q – Todd Eilers – ROTH Capital Partners LLC>: Okay. Great. Thanks, guys.

Operator: [Operator Instruction]

Brian R. Gamache, Chairman and Chief Executive Officer

Okay Operator. We’re hearing no more questions. We thank you for joining us this afternoon. We look forward to updating you on our further financial and operating progress at the end of the December quarter. Have a great day.

Operator: Ladies and gentlemen, that does conclude the conference call for today. We thank you for your participation and ask that you please disconnect your lines.

Product names mentioned are trademarks of WMS, except for the following:

CHEERS™ & © 2012 CBS Studios Inc. CHEERS and related marks are trademarks of CBS Studios Inc. All Rights Reserved.

G2E is a registered trademark of the American Gaming Association and Reed Elsevier Inc. Used with permission.

KISS™ & ©2012 Kiss Catalog Ltd.

SPIDER-MAN and all related characters, TM & © 2002-2007 Marvel Entertainment, Inc. and its subsidiaries. SPIDER-MAN movies © 2002-2007 Columbia Pictures Industries, Inc. All rights reserved.

THE GAME OF LIFE and Monopoly are trademarks of Hasbro. Used with permission. ©2012 Hasbro. All rights reserved.

The Godfather™ and © 2012 Paramount Pictures. All Rights Reserved.

The Universal Studios Monsters are trademarks and copyrights of Universal Studios. Licensed by Universal Studios Licensing LLC. All Rights Reserved.

THE WIZARD OF OZ and all related characters and elements are trademarks of and © Turner Entertainment Co.

(s12)

WILLY WONKA & THE CHOCOLATE FACTORY™ & © Warner Bros. Entertainment. (s12)

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